Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 9, 2013

TO

INDENTURE

DATED AS OF DECEMBER 9, 2013

BY AND AMONG

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, AS ISSUER,

RETAIL OPPORTUNITY INVESTMENTS CORP., AS GUARANTOR

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture, dated as of December 9, 2013 (this “First Supplemental Indenture”), by and among Retail Opportunity Investments Partnership, LP, a Delaware limited partnership (the “Company”), Retail Opportunity Investments Corp., a Maryland corporation, as guarantor (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of December 9, 2013, by and among the Company, the Guarantor and the Trustee (the “Original Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company has duly authorized the execution and delivery of the Original Indenture to provide for the issuance from time to time of its debentures, notes or other evidences of unsecured indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Guarantor, to bear such fixed or variable rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Original Indenture;

WHEREAS, the Original Indenture provides that the Securities of each series shall be substantially in the form established by a Supplemental Indenture relating to the Securities of that series;

WHEREAS, the parties are entering into this First Supplemental Indenture to establish the terms of the Securities created on or after the date of this First Supplemental Indenture (together with the Original Indenture, the “Indenture”); and

WHEREAS, the Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “5.000% Senior Notes due 2023” (hereinafter called the “Notes”) pursuant to the terms of this First Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this First Supplemental Indenture.

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Terms Defined in the Indenture.

For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as amended and supplemented hereby.

Section 1.2 Definitions.

For all purposes of this First Supplemental Indenture:

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person is merged or consolidated with or into, or becomes a Consolidated Subsidiary of the Guarantor or the Company, or (2) assumed by the Guarantor, the Company or any of the Consolidated Subsidiaries in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person is merged or consolidated with or into, or becomes a Consolidated Subsidiary or the date of the related acquisition, as the case may be.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations obtained, or (2) if the Company obtains fewer than five such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Consolidated Financial Statements” means, collectively, the consolidated financial statements and notes to those financial statements of the Guarantor and the Company prepared in accordance with GAAP.

“Consolidated Income Available for Debt Service” means, for any period of time, the Consolidated Net Income for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(1)	Interest Expense on Indebtedness;

(2)	provision for taxes based on income;

(3)	depreciation, amortization and all other non-cash items deducted at arriving at Consolidated Net Income;

(4)	provision for gains and losses on sales or other dispositions of properties and other investments;

(5)	extraordinary items;

(6)	non-recurring items, as determined in good faith by the board of directors of the Guarantor; and

(7)	noncontrolling interests.

In each case for such period, the Company will reasonably determine amounts in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.

“Consolidated Net Income” means, for any period of time, the amount of net income, or loss, for the Guarantor, the Company and the Consolidated Subsidiaries for such period, excluding, without duplication, extraordinary items and the portion of net income, but not losses, for the Guarantor, the Company and the Consolidated Subsidiaries allocable to noncontrolling interests in unconsolidated Persons to the extent that cash dividends or distributions allocable to noncontrolling interests in unconsolidated Persons have not actually been received by the Guarantor, the Company or any of the Consolidated Subsidiaries, all determined in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of the Guarantor or the Company that is consolidated in the Company’s Consolidated Financial Statements in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any required calculation or determination.

“Incur” means, with respect to any Indebtedness or other obligation of the Guarantor, the Company or any of the Consolidated Subsidiaries, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of the Guarantor, the Company or any of the Consolidated Subsidiaries will be deemed to be Incurred by the Guarantor, the Company or such Consolidated Subsidiary whenever the Guarantor, the Company or such Consolidated Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligations of a Consolidated Subsidiary existing prior to the time it became a Consolidated Subsidiary will be deemed to be Incurred upon such Subsidiary becoming a Consolidated Subsidiary. Indebtedness or other obligations of a Person existing prior to a merger or consolidation of such Person with the Guarantor, the Company or any of the Consolidated Subsidiaries in which such Person is the successor to the Guarantor, the Company or such Consolidated Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than the Guarantor, the Company or any Consolidated Subsidiary, or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not the Guarantor, the Company or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of

Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” means, without duplication, any indebtedness of the Guarantor, the Company or any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by the Guarantor, the Company or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than the Guarantor, the Company or any Consolidated Subsidiary which is secured by any lien on property owned by the Guarantor, the Company or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by the Guarantor, the Company or any Consolidated Subsidiary as lessee which is reflected in the Consolidated Financial Statements as a capitalized lease in accordance with GAAP, to the extent, in the case of indebtedness under (a) through (c) above, that any such items (other than letters of credit) would appear as a liability in the Consolidated Financial Statements in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by the Guarantor, the Company or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than the Guarantor, the Company or any Consolidated Subsidiary) of the type described in clauses (a)-(d) of this definition.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Guarantor, the Company and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which the Guarantor or the Company is the borrower, such Indebtedness is subordinate in right of payment to the Securities of any series issued under the Indenture.

“Interest Expense” means, for any period of time, the maximum amount payable for interest on, and original issue discount of, Indebtedness, determined in accordance with GAAP.

“Reference Treasury Dealer” means: (i) J.P. Morgan Securities LLC, a Primary Treasury Dealer (as defined below) selected by U.S. Bancorp Investments, Inc. and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC (or an affiliate of any of the foregoing that is a Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Obligations dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (ii) two other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Company (and provided to the Trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third New York business day immediately preceding such redemption date.

“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Guarantor, the Company and the Consolidated Subsidiaries as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Total Assets” means, as of any time, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding accounts receivable and intangibles, of the Guarantor, the Company and the Consolidated Subsidiaries, all determined in accordance with GAAP.

“Total Unencumbered Assets” means, as of any time, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Indebtedness and all other assets, excluding accounts receivable and intangibles, of the Guarantor, the Company and the Consolidated Subsidiaries not subject to a lien securing Indebtedness, all determined in accordance with GAAP; provided, however, that all investments by the Guarantor, the Company or the Consolidated Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other nonconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third New York business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Undepreciated Real Estate Assets” means, as of any time, the cost (original cost plus capital improvements) of the real estate assets of the Guarantor, the Company and the Consolidated Subsidiaries on such date, before depreciation and amortization, all determined in accordance with GAAP.

“Unsecured Debt” means that portion of the outstanding principal amount of Indebtedness, excluding Intercompany Indebtedness, that is not Secured Debt.

ARTICLE II

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 4.01 through 4.03, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of the Notes and to which such Notes shall be subject:

Section 2.1 Limitation on Indebtedness. Neither the Guarantor nor the Company will Incur, or permit any of the Consolidated Subsidiaries to Incur, any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Guarantor, the Company or any of the Consolidated Subsidiaries that, in each case, is subordinate in right of payment to the Securities of any series issued under the Indenture, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the aggregate principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, would be greater than 60% of the sum of, without duplication:

(1)	Total Assets as of the end of the fiscal quarter covered in the Guarantor’s annual or quarterly report most recently furnished to Holders of the Securities or filed with the Commission, as the case may be; and

(2)	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Guarantor, the Company or any of the Consolidated Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

Section 2.2 Limitation on Secured Debt. In addition to the limitation set forth in Section 2.1 above, neither the Guarantor nor the Company will Incur, or permit any of the Consolidated Subsidiaries to Incur, any Secured Debt, other than guarantees of Secured Debt Incurred by the Guarantor, the Company or any of the Consolidated Subsidiaries that, in each case, is subordinate in right of payment to the Securities of any series issued under the Indenture, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of outstanding Secured Debt would be greater than 40% of the sum of, without duplication:

(1)	Total Assets as of the end of the fiscal quarter covered in the Guarantor’s annual or quarterly report most recently furnished to Holders of the Securities or filed with the Commission, as the case may be; and

(2)

the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Guarantor, the Company or any of the Consolidated Subsidiaries since the end of the relevant fiscal quarter, including those proceeds obtained in connection with the incurrence of such additional Secured Debt.

Section 2.3 Maintenance of Unencumbered Assets. The Guarantor and the Company will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of outstanding Unsecured Debt, determined on a consolidated basis in accordance with GAAP.

Section 2.4 Debt Service Test. In addition to the limitations set forth in Sections 2.1 and 2.2 above, neither the Guarantor nor Company will Incur, or permit any of the Consolidated Subsidiaries to Incur, any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by the Guarantor, the Company or any of the Consolidated Subsidiaries that, in each case is subordinate in right of payment to the Notes, if the ratio of Consolidated Income Available for Debt Service to Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the Incurrence of that Indebtedness and the application of the proceeds therefrom, and calculated on the following assumptions:

(1)	such Indebtedness and any other Indebtedness Incurred by the Guarantor, the Company and the Consolidated Subsidiaries since the first day of such quarterly period and the application of the proceeds thereof, including to refinance other Indebtedness, had occurred on the first day of such period;

(2)	the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the foregoing clause (1) and not this clause (2)) by the Guarantor, the Company and the Consolidated Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)	in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

(4)	in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by the Guarantor, the Company or any of the Consolidated Subsidiaries from the first day of such four-quarter period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments to Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

ARTICLE III

EVENTS OF DEFAULT

Section 6.01 of the Original Indenture shall be superseded and replaced with respect to the Notes by the following:

An “Event of Default,” wherever used with respect to the Securities of any series, shall occur if:

(1)	the Company defaults in the payment of interest on any of the Securities of such series when it becomes due and payable and the default continues for a period of 30 days; or

(2)	the Company defaults in the payment of the principal of, or premium, if any, on any of the Securities of such series as and when it becomes due and payable at its stated maturity or upon redemption, acceleration or otherwise; or

(3)	the Guarantor has outstanding any guarantee of indebtedness of the Company other than the notes, and the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect with respect to the Securities of such series; or

(4)	there is a default in the performance, or breach, of any covenant or warranty of the Company or the Guarantor, as the case may be, in the Indenture or any of the Securities of such series not covered elsewhere in this Section or in the Guarantee of the Guarantor (other than a covenant or warranty added to the Indenture, whether or not by means of a Supplemental Indenture solely for the benefit of Securities of a series other than such series), and continuance of such default or breach (without such default or breach having been waived in accordance of the provisions of the Indenture) for a period of 60 days after there has been given to the Company or the Guarantor, as applicable, by the Trustee or to the Company or the Guarantor, as applicable, and the Trustee by the Holders of at least 25% in aggregate principal amount of the Securities of such series then outstanding a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5)	there is a default by the Company, the Guarantor or any of their respective Subsidiaries under any bond, debenture, note, mortgage, indenture or instrument evidencing or securing recourse indebtedness of any such party with an aggregate principal amount outstanding of at least $25,000,000, which default has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 30 days after written notice to the Company as provided in the Indenture; or

(6)	the Company or the Guarantor pursuant to any Bankruptcy Law applicable to the Company or the Guarantor, as applicable:

(A)	commences a voluntary case;

(B)	consents to the entry of an order for relief against it in an involuntary case;

(C)	consents to the appointment of a Custodian of it or for any substantial part of its property; or

(D)	makes a general assignment for the benefit of its creditors; or

(7)	a court of competent jurisdiction enters an order or decree under any applicable Bankruptcy Law:

(A)	for relief in an involuntary case;

(B)	appointing a Custodian of the Company or the Guarantor, as applicable, or for any substantial part of its property; or

(C)	ordering its winding up or liquidation;

and the order or decree remains unstayed and in effect for 90 days.

ARTICLE IV

DEFEASANCE AND COVENANT DEFEASANCE

There is established the following provisions regarding defeasance and covenant defeasance for the benefit of Holders of the Notes, and to which the Notes shall be subject.

Section 4.1 Applicability of Article; Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option, by Board Resolution, at any time, with respect to the Notes elect to defease such Notes then outstanding pursuant to Section 4.2 (if applicable) or Section 4.3 (if applicable) upon compliance with the conditions set forth below in this Article IV.

Section 4.2 Defeasance and Discharge. Upon the Company’s exercise of the above option with respect to the Notes, the Company shall be deemed to have been discharged from its obligations with respect to the Notes then outstanding on the date the conditions set forth in Section 4.4 are satisfied (hereinafter, “defeasance”). For this purpose, such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Notes then outstanding, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 4.5 and the other Sections of the Indenture referred to in clauses (A) and (B) below, and to have satisfied all of its other obligations under such Notes and the Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (A) the rights of Holders of the Notes then outstanding to receive, solely from the trust fund described in Section 4.4 and as more fully set forth in such Section, payments in respect of the principal of, and premium, if any, and interest, if any, on such Notes when such payments are due, (B) the

Company’s obligations with respect to such Notes under Sections 2.05, 2.06, 2.07, 2.08 and 2.09 of the Original Indenture, (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder and (D) this Article. Subject to compliance with this Article IV, the Company may exercise its option under this Section notwithstanding the prior exercise of its option under Section 4.3 with respect to the Notes.

Section 4.3 Covenant Defeasance. Upon the Company’s exercise of the above option applicable to this Section with respect to the Notes, the Company shall be released from its obligations under Sections 4.01 to 4.03, inclusive, of the Original Indenture and Sections 2.1 to 2.4, inclusive, of this First Supplemental Indenture on and after the date the conditions set forth in Section 4.4 are satisfied (hereinafter, “covenant defeasance”), and such Notes shall thereafter be deemed to be not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with Sections 4.01 to 4.03, inclusive, of the Original Indenture and Sections 2.1 to 2.4, inclusive, of this First Supplemental Indenture. For this purpose, such covenant defeasance means that, with respect to the Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Section or such other covenant, whether directly or indirectly, by reason of any reference elsewhere in the Indenture to any such Section or such other covenant or by reason of reference in any such Section or in any other document and such omission to comply shall not constitute a default or an Event of Default under Section 6.01(4) of the Indenture (as such Section 6.01(4) has been restated in Article III of this First Supplemental Indenture), but, except as specified above, the remainder of the Indenture with regard to the Notes shall be unaffected thereby. In addition, upon the Company’s exercise of covenant defeasance under Section 4.3, Section 6.01(5) of the Original Indenture (as such Section 6.01(5) has been restated in Article III of this First Supplemental Indenture) shall not constitute an Event of Default.

Section 4.4 Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of Section 4.2 or Section 4.3 to the Notes:

(a) The Company shall irrevocably have deposited or caused to be deposited with the Trustee (or another trustee satisfying the requirements of Section 7.10 of the Original Indenture who shall agree to comply with the provisions of this Article applicable to it) as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, (1) an amount in United States dollars, or (2) U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than one day before the due date of any payment of principal of, and premium, if any, and interest, if any, on the Notes money in an amount, or (3) a combination thereof in an amount, sufficient, without consideration of any reinvestment of such principal and interest, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee (or other qualifying trustee) to pay and discharge, the principal of, and premium, if any, and interest, if any, on the Notes then outstanding on the Stated Maturity of such principal or installment of principal or interest ; provided, that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to such Securities. Before such a deposit, the Company may give to the

Trustee, in accordance with Section 3.02 of the Original Indenture, a notice of its election to redeem all or any portion of Notes then outstanding at a future date in accordance with the terms of the Notes, which notice shall be irrevocable. Such irrevocable redemption notice, if given, shall be given effect in applying the foregoing.

(b) Such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound (and shall not cause the Trustee to have a conflicting interest pursuant to Section 310(b) of the TIA with respect to any Security of the Company).

(c) No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Securities shall have occurred and be continuing on the date of such deposit or, insofar as Sections 6.01(6) and 6.01(7) of the Original Indenture (as such Sections 6.01(6) and 6.01(7) have been restated in Article III of this First Supplemental Indenture) are concerned, at any time during the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

(d) In the case of an election under Section 4.2, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Notes then outstanding will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

(e) In the case of an election under Section 4.3, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of such Notes then outstanding will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

(f) The Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance under Section 4.2 or the covenant defeasance under Section 4.3 (as the case may be) have been complied with and an Opinion of Counsel to the effect that either (i) as a result of a deposit pursuant to subsection (a) above and the related exercise of the Company’s option under Section 4.2 or Section 4.3 (as the case may be), registration is not required under the Investment Company Act of 1940, as amended, by the Company, with respect to the trust funds representing such deposit or by the Trustee for such trust funds or (ii) all necessary registrations under said Act have been effected.

(g) After the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Section 4.5 Deposited Money and Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. All money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 4.5, the “Trustee”) pursuant to Section 4.4 in respect of the Notes then outstanding shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes, and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, and premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 4.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Notes then outstanding.

Anything in this Article IV to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon request of the Company any money or U.S. Government Obligations (or other property and any proceeds therefrom) held by it as provided in Section 4.4 which, in the opinion of a nationally recognized firm of independent public accountants or investment bank expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect a defeasance or covenant defeasance, as applicable, in accordance with this Article IV.

ARTICLE V

FORM AND TERMS OF THE NOTES

This Article V applies solely to the Notes and shall not affect the rights under the Indenture of the Holders of Securities of any other series.

Section 5.1 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two Officers of the Company specified in Section 2.04 of the Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture; and the Company, the Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby;

provided, that, to the extent of any inconsistency between the terms and provisions in the Indenture, as supplemented by this First Supplemental Indenture, and those contained in the Notes, the Indenture, as supplemented by this First Supplemental Indenture, shall govern.

(a) Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities (each, a “Global Note”), which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company, authenticated by the Trustee and with the Guarantee endorsed thereon as hereinafter provided. The aggregate principal amount of outstanding Notes represented by a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 2.08 of the Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 2.08 of the Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a request by the Company for authentication, authenticate and deliver, Notes in physical, certificated form registered in such names and in such principal amounts equal to the outstanding aggregate principal amount of the Global Notes in exchange therefor.

(b) Book-Entry Provisions. This Section 5.1(b) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 5.1(b), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee as the absolute owner and Holder of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(c) Definitive Notes. Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of the Note attached hereto as Exhibit A, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (a), owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated Notes.

(d) Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

(e) Paying Agent. The Company appoints the Trustee as its initial agent for the payment of the principal of, and premium, if any, and interest on the Notes, and the Corporate Trust Office of the Trustee in Minneapolis, Minnesota, be and hereby is, designated as the office or agency where the Notes may be presented for payment and where notices to or demands upon the Company in respect of the Notes and this First Supplemental Indenture and the Indenture pursuant to which the Notes are to be issued may be made.

Section 5.2 Certain Terms of the Notes.

The terms of the Notes are established as set forth in this Section, in Section 5.3 and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this First Supplemental Indenture, and the Company, the Guarantor and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(a) Title. The Notes shall constitute a series of Securities having the title “5.000% Senior Notes due 2023.”

(b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.08, 2.09, 2.11, 3.09 and 9.05 of the Indenture) shall be TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000). The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, create and issue additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial date of interest accrual and initial interest payment date); provided, that such issuance complies with the covenants set forth in the Indenture. Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes under the Indenture; provided, however, that any such Additional Securities that have the same CUSIP, ISIN or other identifying number of any Notes then outstanding must be fungible with such Notes then outstanding for U.S. federal income tax purposes.

(c) Maturity Date. The entire outstanding principal of the Notes shall be payable on December 15, 2023.

(d) Interest Rate. The rate at which the Notes shall bear interest shall be 5.000% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months; the date from which interest shall accrue on the Notes shall be December 9, 2013 or the most recent Interest Payment Date to which interest has been paid or duly provided for; the Interest Payment

Dates for the Notes shall be June 15 and December 15 of each year, beginning on June 15, 2014; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Persons in whose names the Notes (or one or more predecessor Notes) is registered at the close of business on the June 1 or December 1 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date.

(e) Currency. The currency of denomination of the Notes is United States dollars. Payment of principal of, and premium, if any, and interest on the Notes will be made in United States dollars.

(f) Sinking Fund Provisions. The Notes will not have any sinking fund provisions.

(g) Guarantee. The Notes shall be fully and unconditionally guaranteed by the Guarantor.

Section 5.3 Optional Redemption.

(a) Applicability of Article Three. The provisions of Article Three of the Indenture, other than Sections 3.07 and 3.08 of the Indenture, shall apply to the Notes, as supplemented by Section 2.3(b) below

(b) Redemption Price. The redemption price for the Notes that are redeemed prior to September 15, 2023 (three months prior to the Stated Maturity) will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed that would be due after the related redemption date but for such redemption, discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus in each case unpaid interest, if any, accrued to, but not including, such redemption date. In addition, at any time on or after September 15, 2023 (three months prior to the Stated Maturity), the Company may, at its option, redeem the Notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the applicable redemption date.

ARTICLE VI

GUARANTEE

The provisions of Article Thirteen of the Indenture shall be applicable to the Notes. The Guarantor shall guarantee the Notes on the terms set forth in Article Thirteen of the Indenture.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Relationship with Indenture.

The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this First Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this First Supplemental Indenture, the provisions of this First Supplemental Indenture will govern and be controlling.

Section 7.2 Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the TIA, the required provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 7.3 Governing Law.

This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Sections 5-1401 and 5-1402.

Section 7.4 Multiple Counterparts.

The parties may sign multiple counterparts of this First Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same First Supplemental Indenture.

Section 7.5 Severability.

Each provision of this First Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 7.6 Ratification.

The Original Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this First Supplemental Indenture. The recitals and statement contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

Section 7.7 Headings.

The Section headings in this First Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 7.8 Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP, as Issuer

By:	Retail Opportunity Investments GP, LLC, its general partner

By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

RETAIL OPPORTUNITY INVESTMENTS CORP., as Guarantor

By:	/s/ Michael B. Haines
Name: Michael B. Haines
Title: Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hall
Name: Maddy Hall
Title: Vice President

EXHIBIT A

Form of 5.000% Senior Note due 2023

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